Exhibit 10.1

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

FIRST AMENDMENT TO THE LICENSE AGREEMENT BETWEEN THE REGENTS OF THE UNIVERSITY OF CALIFORNIA AND CHROMADEX INC.

This first amendment (the “First Amendment”), dated Sept 5th, 2014 (the “Effective Date”), is made by and between The Regents of the University of California (“The Regents”), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through the offices of The University of California, Irvine located at 5171 California Ave, Suite 150 CA 92697-7700 and ChromaDex Inc. (“Licensee”) having a principal place of business at 10005 Muirlands Blvd, Suite G, Irvine, CA 92618 and amends the license agreement with Licensee, dated September 8, 2011 with UC Agreement Control Number 2012-04-0120 (the “License Agreement”).

RECITALS

WHEREAS, the parties desire to add UC Case 2014-036: “Prevention of UV-induced hyperplasia and DNA Damage in skin by Pterostilbene”, and UC Case 2014-037: “Prevention of UV-induced loss of barrier function in skin by Pterostilbene” to the License Agreement;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and agreements hereinafter set forth, and notwithstanding any previous provisions in the License Agreement, all parties to this First Amendment mutually agree to amend the License Agreement as follows:

1.	Amend the BACKGROUND of the License Agreement as follows:

1.1. Replace Paragraph A in its entirety with the following:

“A. Certain inventions, generally characterized as disclosed in:
•	UC Case No. 2011-432 “Method for Inducing UDP-Glucuronosyltransferase Activity Using Pterostilnene” (“Joint Invention”),
•	UC Case No. 2014-036 “Prevention of UV-induced hyperplasia and DNA damage in skin by Pterostilbene” (also a “Regents’ Invention”); and
•	UC Case 2014-037 “Prevention of UV-induced loss of barrier function in skin by Pterostilbene” (also a “Regents’ Invention”)

(collectively "Invention(s)"), were, made in the course of research at the University of California, Irvine by Drs. Frank Meyskens and Ryan Dellinger, and, in the case of the Joint Invention, by Dr. Jeremy Bartos of ChromaDex Inc.  All such Inventions are claimed in Patent Rights as defined below.”

2.	Replace the definition of Net Sale in the License Agreement with the following definition to simplify the calculation of Net Sales of Combination Products:

“1.12 “Net Sale” means:

1.12.1	the Net Invoice Price, except in the instances described in Paragraphs 1.12.2 and 1.12.3 of this Agreement;

1.12.2  for any Relationship-Influenced Sale of a Licensed Product, Net Sales shall be based only on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser re-Sells such Licensed Product to a Third Party (and the Relationship-Influenced Sale itself shall not be deemed a Sale); and

1.12.3 in those instances where Licensed Product is not Sold, but is otherwise commercially exploited by the Licensee, an Affiliate of the Licensee, or a Sublicensee, the Net Sales for such Licensed Product shall be the Net Invoice Price of such Licensed Product Sold to Third Parties in similar quantities by the Licensee, an Affiliate of the Licensee or a Sublicensee, as applicable.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

For a Combination Product, Net Sales of the Combination Product will be multiplied by the proration factor A/(A+B), where “A” is the total of Net Sales of each Licensed Product or Licensed Method contained within or used in the Combination Product when sold separately in the applicable country during the applicable time period, and “B” is the total of Net Sales of each Non-Licensed Product Component contained within or used in the Combination Product when sold separately in the applicable country during the applicable time period.

If A or B cannot be determined because Net Sales for the Licensed Product or the Non-Licensed Product Component sold alone are not available in a particular country, then Net Sales for purposes of determining royalty payments shall be agreed by the parties in good faith based on the relative value contributed by each component.

In no event will the value of A/(A+B) be less than one half (0.5).”

3.	Update the definition of Patent Rights in the License Agreement by replacing it in its entirety with the following:

“1.15 “Patent Rights” means The Regents’ rights in the patents and patent applications listed in Exhibit A, including the United States provisional application(s) to be filed, covering the inventions disclosed in UC Cases 2014-036 and 2014-037.  Patent Rights shall further include the foreign patent applications thereof (including PCT applications), and any divisional, continuation, continuation-in-part (put only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application), or reexamination application, and each patent that issues or reissues from any of these patent applications.  The definition of Patent Rights excludes any rights in and to New Developments.”[Use the table format when working with two or more applications/patents, adjusting to your specifications.  Otherwise delete table and list “patent rights” as you usually would.]

4.	Update Exhibit A (Patent Rights) of the License Agreement by replacing it in its entirety with the following:

UC Case Number	Application Number	Filing Date
2011-432	61/484977	5/11/2011
2011-432	13/466,827	5/8/2012
2011-432	PCT/US2012/064993	11/14/2012
2014-036	62/046,065	9/4/2014
2014-037	62/046,068	9/4/2014

5.	Add a definition for the term “Non-Pharmaceutical Licensed Product” with new paragraph 1.26 as follows:

“1.26 “Non-Pharmaceutical Licensed Product” means a Licensed Product that will be purchased by the end user without the requirement of a prescription by the FDA.”

6.	Amend Paragraph 2.8 of the License Agreement reflect The Regent’s policies and licensing practices by replacing it in its entirety with the following:

“2.8 If at any time after the Effective Date, until the expiration or abandon of all Patent Rights covering the Joint Invention, The Regents, through the Licensing Officer of the Office of Technology Alliances responsible for the administration of this Agreement, learn that The Regents own or control any potentially patentable inventions that (i) are New Developments, (ii) pertain or relate to the Compounds, (iii) would block the use by the Licensee of Patent Rights covering the Joint Invention, (iv) were developed at the University of California, Irvine in collaboration with or by Frank Meyskens at the University of California, Irvine, and (v) are not covered by any obligations to Third Parties (“Covered Inventions”), then subject to The Regents’ legal ability to do so, and written approval of the inventors, The Regents will promptly notify the Licensee in writing of the existence and nature of such Covered Invention in reasonable detail (an “Option Notice”) and, to the extent permitted by law, the Licensee shall thereafter have an exclusive option to negotiate an exclusive license under The Regents’ rights to such Covered Invention within the Field of Use, which option the Licensee may exercise by providing written notice to The Regents (the “Exercise Notice”) within ninety (90) days after its receipt of the Option Notice.  If the Licensee provides The Regents with an Exercise Notice within such ninety (90) day period, then the Licensee and The Regents shall thereafter exercise commercially reasonable efforts to negotiate and enter into an exclusive license agreement to such Covered Invention within ninety (90) days following The Regents receipt of the Exercise Notice (“Negotiation Period”), such Negotiation Period may be extended with the mutual consent of the parties.  Such license agreement will contain reasonable economic terms reflecting the market value of such Covered Invention.  If Licensee fails to contact The Regents within 90 days after receipt of the Election Notice, or if the parties do not enter into an agreement during the Negotiation Period, the rights to such Covered Invention shall be disposed of in accordance with The Regents’ policies, with no further obligation to the Licensee.”

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

7.	Delete Paragraph 2.9 of the License Agreement to reflect The Regent’s policies and licensing practices.

8.	Delete Paragraph 4.7 of the License Agreement regarding Earned Royalties for Sales to the US Government to reflect The Regents’ current understanding of The Regents’ obligations.

9.	Amend Article 6 of the License Agreement to reflect the value of additional Patent Rights added to the License Agreement by replacing this article in its entirety with the following:

“6. LICENSE MANTENANCE FEE AND MILESTONE FEES

6.1  The Licensee will also pay to The Regents a License Maintenance Fee as follows:
i.	[*] Dollars ($[*]) on the 2nd anniversary date of the Effective Date
ii.	[*] Dollars ($[*]) on the 3rd anniversary of the Effective Date
iii.	[*] Dollars ($[*]) on the 4th anniversary of the Effective Date
iv.	[*] Dollars ($[*]) on the 5th anniversary of the Effective Date and each anniversary thereafter.

The License Maintenance Fee is not due on any anniversary of the Effective Date if on that date the Licensee is Selling or otherwise exploiting Licensed Products and is paying an Earned Royalty to The Regents on the Net Sales of such Licensed Product.  The License Maintenance Fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6.2
For each Non-Pharmaceutical Licensed Product reaching the milestones indicated below, Licensee must make the following milestone payments to The Regents within Thirty (30) days of reaching such milestone.  Milestone payments are due from Licensee irrespective of whether the milestone listed below was reached by the Licensee itself, a third party acting on Licensee’s behalf, or by a Sublicensee or Affiliate.

i.	[*] Dollars ($[*]) due upon completion of safety studies
ii.	[*] Dollars ($[*]) due upon completion of efficacy studies
iii.	[*] Dollars ($[*]) due upon completion of stability studies
iv.	[*] Dollars ($[*]) due upon the first commercial sale

10.	Add the following Paragraph 7.2 to the License Agreement to cover Sublicense Fees for the sales of Non-Pharmaceutical Licensed Products:

“7.2 Notwithstanding Paragraph 7.1, the Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees related to Non-Pharmaceutical Products (also “Sublicense Fees”):

10.2.1	[*] percent ([*]%) of Attributed Income from Sublicense Agreements related to Non-Pharmaceutical Licensed Products; and

10.2.2
[*] of consideration due to the Licensee from the Sale of Non-Pharmaceutical Licensed Products by each Sublicensee, provided that such amount is not less than [*]% of Net Sales of Non-Pharmaceutical Licensed Products Sold by such Sublicensee.”

11.
Amend Paragraph 8.2 of the License Agreement to include the sublicensee royalty payments resulting from the Net Sales of Non-Pharmaceutical Licensed Products Sold by a Sublicensee in the royalty stacking section by replacing this paragraph in its entirety with the following:

“8.2 In the event it becomes necessary for the Licensee or a Sublicensee to license patent rights owned by a Third Party to make, use or Sell a Licensed Product, then the Licensee or Sublicensee shall have the right to obtain a license from such Third Party and the Licensee shall have the right to credit [*] percent ([*]%) of any payment made to such Third Party under such license against up to [*] percent ([*]%) of the amounts payable to The Regents for such Licensed Product under Paragraphs 7.1.2, 7.2.2, or 8.1 above on a going-forward basis.  Any credit pursuant to this Paragraph shall be available to the Licensee with respect to the full royalty payable for such Licensed Product pursuant to Paragraphs 7.1.2, 7.2.2, and 8.1, but no credit shall be available with respect to any Combination Product (i) if such Third Party license is necessary solely because of a Combination Product Component that is not a Licensed Product or (ii) if Licensee or Sublicensee has already reduced the royalty payment due to The Regents for such Licensed Product by [*] Percent ([*]%) under Paragraph 1.12.  In no event shall the royalty due to The Regents for a given Licensed Product be reduced by more than [*] Percent ([*]%) regardless of credits or reductions available to Licensee or Sublicensee under this Paragraph 8.2 or Paragraph 1.12.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

12.	Amend Paragraph 8.3 of the License Agreement to reflect the value of additional Patent Rights added to the License Agreement by replacing this paragraph in its entirety with the following:

“8.3 The Licensee will also pay to The Regents a minimum annual royalty of [*] Dollars ($[*]) until the expiration or abandonment of the last Valid Claim within the Patent Rights, beginning with the year of the first Sale of Licensed Product.  The minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made.”

13.	Add Paragraph 10.7 to the License Agreement to add additional diligence items reflecting the additional Patent Rights added to this Agreement as follows:

“10.7	The Licensee, its Affiliates or Sublicensees will, or will cause a Third Party to develop a Non-Pharmaceutical Licensed Product according to the following development schedule:

10.7.1 Complete safety studies by [*];

10.7.2 Complete efficacy studies no later than [*];

10.7.3  Complete stability studies no later than [*]; and

10.7.4  Complete a first commercial sale by [*].

The rights of The Regents detailed in Paragraph 10.4 and the rights of the Licensee in Paragraph 10.5 of this Agreement also apply to the diligence items in this Paragraph 10.7.”

14.
Amend Article 19 (PATENT PROSECUTION AND MAINTENANCE) of the License Agreement to reflect how patent prosecution is being managed by the parties by deleting Paragraphs 19.1,19.2,19.5, and 19.7-19.9 in their entirety and replacing them with the following paragraphs 19.1 and 19.2:

“19.1 Patent Rights Covering Joint Invention.
(A) Licensee will diligently prosecute and maintain the United States and foreign patents and patent applications comprising Patent Rights covering the Joint Invention.  Licensee will use counsel of its choice not unacceptable to The Regents.  Licensee or its counsel will provide The Regents with copies of all relevant documentation and correspondence, or drafts thereof, pertaining to the filing, prosecution, or maintenance of all such Patent Rights.  Licensee will make best efforts to provide any draft responses or draft applications to be filed with the patent office by its council sufficiently prior to its filing, to allow for review and comment by The Regents.  If The Regents has not commented upon such documentation in a reasonable time for the Licensee to sufficiently consider The Regents’ comments prior to a deadline with the relevant government patent office, or if Licensee must act to preserve such Patent Rights, Licensee will be free to respond without consideration of The Regents’ comments, if any.

(B) Licensee will not abandon any patent application or issued patent covering the Joint Invention (except for purposes of filing continuation applications) without sixty (60) days prior written notice to The Regents.  In such event, The Regents may assume the responsibility of maintaining such patent or application and such patent applications or patents shall no longer be subject to this Agreement.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

19.2 Patent Rights Covering Regents’ Inventions.
(A) As long as the Licensee has paid Patent Prosecution Costs as provided for in this Article 19 (Patent Prosecution and Maintenance), The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights covering Regents’ Inventions.  Such Patent Rights will be held in the name of The Regents using counsel of its choice, and The Regents will be the client of record for such counsel.  The Regents or its counsel will provide Licensee with copies of all relevant documentation and correspondence, or drafts thereof, pertaining to the filing, prosecution, or maintenance of all such Patent Rights.  The Regents will make best efforts to provide any draft responses or draft applications to be filed with the patent office by its council sufficiently prior to its filing, to allow for review and comment by Licensee.  If Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider Licensee’s comments prior to a deadline with the relevant government patent office, or if The Regents must act to preserve such Patent Rights, The Regents will be free to respond without consideration of Licensee’s comments, if any.  The Regents will use reasonable efforts not to allow any such Patent Rights to lapse without Licensee’s written authorization under this Article 19, except for the filing of continuations, divisionals or the like that substitute for the lapsed applications.  The Regents shall have no obligation to file, prosecute or maintain Patent Rights if Licensee is not current with its Patent Prosecution Cost obligations set forth in this Article 19.

(B)  The Regents shall use reasonable efforts to amend any patent application covering Regents’ Inventions to include claims reasonably requested by the Licensee to protect the products and services contemplated to be Sold, or the Licensed Method to be practices, under this Agreement.

(C) The Licensee may request patent filings covering Regents’ Inventions, including national phase filings, via a written request to The Regents not less than ninety (90) days prior to the deadline for such filing or action to be taken in connection therewith (“Patent Prosecution Request”).  If the deadline is a national phase deadline, such request concerning a Patent Action must identify the countries desired.  The absence of a Patent Prosecution Request from the Licensee to The Regents will (i) be considered an election not to obtain or maintain patent rights associated with the specific phase of patent prosecution in such territory, (ii) give The Regents the right to file patent applications at its own expense in any territory which Licensee has not identified pursuant to this Paragraph 19.1(B), and (iii) result in such patent application(s) and patent(s) being excluded from Patent Rights and therefore not subject to this Agreement, and Licensee will have no further rights or license to them.”

15.	All other terms and conditions of the License Agreement remain the same.

In Consideration for this First Amendment, Licensee agrees to pay to The Regents [*] Dollars ($[*]).  If Licensee fails to make such payment within thirty (30) days of the Effective Date, The Regents shall have the right, but not the obligation, to terminate this Agreement in its entirety by providing written notice to Licensee.  All other terms and conditions of the License Agreement remain the same.

This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

IN WITNESS WHEREOF, the parties have executed this First Amendment by their duly authorized representatives for good and valuable consideration.

CHROMADEX, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By: /s/ Troy Rhonemus	By: /s/ Ronnie Hanecak
Name: Troy Rhonemus	Name: Ronnie Hanecak, PhD
Title: COO	Title: Assistant Vice Chancellor
Date: September 19, 2014	Date: September 5, 2014